Exhibit (d)(2)

STRICTLY CONFIDENTIAL

QXO, Inc.
 Five American Lane
Greenwich, CT 06831

March 10, 2025

Beacon Roofing Supply, Inc.
505 Huntmar Park Drive, Suite 300
Herndon, VA 20170

Ladies and Gentlemen:

In connection with the consideration by QXO, Inc. (the “Receiving Party”) of a possible transaction (a “Transaction”) involving Beacon Roofing Supply, Inc. (the “Disclosing Party” and collectively with the Receiving Party, the “parties”), the Receiving Party may be furnished with certain Confidential Information (as defined below) by or on behalf of the Disclosing Party. As a condition to such Confidential Information being furnished or made available to the Receiving Party for its consideration of the Transaction, the parties hereby agree as follows:

1.
The Receiving Party and its Representatives shall keep all Confidential Information confidential and shall not disclose Confidential Information to any third party other than the Receiving Party’s Representatives. For purposes of this letter agreement, “Confidential Information” means any confidential, proprietary or non-public information (whether prepared by the Disclosing Party, its Representatives or otherwise, and whether oral, written or electronic) concerning Disclosing Party or its Representatives (in such capacity) that is exchanged on or after the date hereof in connection with the Transaction, including any notes, analyses or other materials reflecting such Confidential Information.  For purposes of this letter agreement, “Representatives” means each of a party’s respective (x) officers, directors and employees and (y) investment bankers, financial advisors, financing sources, accountants, legal counsel, consultants and other agents, advisors and representatives.

2.
Confidential Information does not include information that (a) is already in the Receiving Party’s possession, (b) is or becomes generally available to the public other than as a result of a breach of this Agreement, (c) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, or (d) is independently developed by the Receiving Party without reference to or use of any Confidential Information.

3.
The Disclosing Party and its Representatives shall not, without the Receiving Party’s prior written consent, provide the Receiving Party or its Representatives any Confidential Information that would be required to be disclosed by the Receiving Party in connection with the Receiving Party’s pending offer to acquire all of the shares of common stock of the Disclosing Party or the Receiving Party’s solicitation of proxies in connection with the Disclosing Party’s annual stockholder meeting.

4.
The Receiving Party or any of its Representatives may disclose Confidential Information to the extent requested or required pursuant to applicable law; provided that the Receiving Party or its applicable Representative shall provide the Disclosing Party with reasonable advance notice thereof, so that the Disclosing Party may, at its own expense and to the extent permitted by applicable law, seek an appropriate protective order.

5.
Each party agrees that the other party would be irreparably injured by a breach of this letter agreement by such party or its Representatives (to the extent the terms hereof are applicable to Representatives) and that money damages are an inadequate remedy for an actual or threatened breach of this letter agreement. The parties agree that each party will be entitled to seek specific performance of this letter agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages.

6.
This letter agreement shall expire and be of no further force or effect on the first anniversary hereof. This letter agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements between the parties or their respective affiliates relating to the subject matter hereof. This letter agreement may be modified or waived only by a separate writing between the parties executed by both parties. Neither party may assign this letter agreement, in whole or in part, without the prior written consent of the other party.

7.
This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each party irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery, or in the event that the Delaware Court of Chancery lacks jurisdiction, the U.S. District Court for the District of Delaware, for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the transactions contemplated hereby, that is brought by or against such party. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein as of the date first above written.

Very truly yours,.

QXO, INC

By:	/s/ Christopher Signorello
	Name:	Christopher Signorello
	Title:	Chief Legal Officer

Accepted, Confirmed and Agreed:

BEACON ROOFING SUPPLY, INC.

By:	/s/ Christine E. Reddy
	Name:	Christine E. Reddy
	Title:	Executive Vice President,
General Counsel & Corporate Secretary

[Signature Page to Confidentiality Agreement]